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                                                                      EXHIBIT 16

                          QUANTITATIVE CROUP OF FUNDS
                          ---------------------------

          AMENDMENT TO TERMS AND CONDITIONS OF DISTRIBUTION AGREEMENT
          -----------------------------------------------------------

     Amendment dated May 15, 1994 to the Terms and Conditions of the Distribution Agreement dated April 17,1985, between QUANTITATIVE GROUP OF FUNDS, formerly U.S. Boston Investment Company, a Massachusetts business trust (the "Trust"), and U.S. BOSTON CAPITAL CORPORATION, a Massachusetts corporation ("U.S. Boston Capital").

     Witnesseth:

     Whereas, the Trust desires U.S. Boston Capital to distribute two new series, the Foreign Frontier Series and the Boston Numeric II Series, and the Trust and U.S. Boston Capital desire to set as to the Foreign Frontier Series and the Boston Numeric II Series the fee payable to U.S. Boston Capital under the Terms and Conditions of the Distribution Agreement;

     Now, therefore, in consideration of the mutual covenants set forth in the Distribution Agreement, the Trust and U.S. Boston Capital agree that the Terms and Conditions of the Distribution Agreement shall be amended as follows:

     1. By adding to the end of the second paragraph of Section 2 of the Terms and Conditions of the Distribution Agreement the following:

     The limitation set forth in this Section 2 shall not apply to the Disciplined Growth Series, Foreign Frontier Series and the Boston Numeric II Series.

     IN WITNESS WHEREOF, QUANTITATIVE GROUP OF FUNDS and U.S. BOSTON CAPITAL CORPORATION have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized on this 19 day of May, 1994.

QUANTITATIVE GROUP OF FUNDS

By:
President

U.S. BOSTON CAPITAL CORPORATION

By:
President